Exhibit 10.15

VERACYTE, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between Shelly Guyer (“Executive”) and Veracyte, Inc., a Delaware corporation (the “Company”), effective as of April 8, 2013 (the “Effective Date”).

RECITALS

1.                                      The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change of Control and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

2.                                      The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

3.                                      Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Term of Agreement.  This Agreement will have an initial term of four (4) years commencing on the Effective Date (the “Initial Term”).  On the fourth anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.  Notwithstanding the foregoing provisions of this paragraph, if a Change of Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control.  If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                      At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause.

3.                                      Severance Benefits.

(a)                                 Termination without Cause or Resignation for Good Reason Unrelated to a Change of Control.  If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and such termination occurs outside of the Change of Control Period, then subject to Section 4, Executive will receive the following:

(i)                                     Accrued Compensation.  The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)                                  Continuing Severance Payments.  Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for six (6) months from the date of such termination of employment to be paid periodically in accordance with the Company’s normal payroll policies.

(iii)                               Continuation Coverage.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of six (6) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans.  The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.  Notwithstanding the first sentence of this Section 3(a)(iii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b)                                 Termination without Cause or Resignation for Good Reason in Connection with a Change of Control.  If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change of Control Period, then subject to Section 4, Executive will receive the following:

(i)                                     Accrued Compensation.  The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)                                  Severance Payment.  Executive will receive a lump-sum payment (less applicable withholding taxes) equal to the six (6) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control.  For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 3(a)(ii); and (y) a Change of Control occurs within the two (2)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(b)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b)(ii), less amounts already paid under Section 3(a)(ii) and such amount lump-sum amount shall be payable upon the later of: (A) the Change of Control, (B) the date the Release (as defined below) is effective and irrevocable; or (C) such later date required by Section 4(c).

(iii)                               Bonus Payment.  Executive will receive a lump-sum payment equal to fifty percent (50%) of the higher of (A) the greater of (x) Executive’s target bonus for the fiscal year in which the Change of Control occurs (as in effect immediately prior to the Change of Control) or (y) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs, or (B) Executive’s actual bonus for performance during the calendar year prior to the calendar year during which the termination of employment occurs.  For avoidance of doubt, the amount paid to Executive pursuant to this Section 3(b)(iii) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iv)                              Continuation Coverage.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of six (6) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans.  The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.  Notwithstanding the first sentence of this Section 3(b)(iv), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(v)                                 Accelerated Vesting of Equity Awards.  One hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full.  If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(vi)                              Extended Post-Termination Exercise Period.  Notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, Executive’s outstanding and vested stock options and/or stock appreciation rights as of the Executive’s termination of employment date that were granted on or following the Effective Date will remain exercisable until the eighteen (18) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option and/or stock appreciation right will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.

(c)                                  Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d)                                 Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)                                  Exclusive Remedy.  In the event of a termination of Executive’s employment as set forth in Section 3(a) or (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).  Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4.                                      Conditions to Receipt of Severance

(a)                                 Release of Claims Agreement.  The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b)                                 Confidential Information and Invention Assignment Agreements.  Executive’s receipt of any payments or benefits under Section 3 (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement dated April 8, 2013, between the Company and Executive, as such agreement may be amended from time to time.

(c)                                  Section 409A.

(i)                                     Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)                                  It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below.  However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii).  Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.

(iii)                               Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)                              Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v)                                 Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi)                              The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

5.                                      Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a)                                 delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.                                      Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)                                 Cause.  “Cause” will mean:

(i)                           The willful or grossly negligent failure of the Executive to substantially perform his or her duties as an employee of the Company;

(ii)                        Executive’s commission of a gross misconduct which is injurious to the Company;

(iii)                     Executive’s breach of a material provision of any agreement between Executive and the Company;

(iv)                    Executive’s material and willful violation of a federal or state law or regulation applicable to the business of the Company;

(v)                       Executive’s misappropriation or embezzlement of Company funds or Executive’s act of fraud or dishonesty upon the Company; or

(vi)                    Executive’s conviction of, or plea of nolo contendere, to a felony (other than motor vehicle offenses the effect of which do not materially impair Executive’s performance of Executive’s duties for the Company).

The Company will not terminate Executive’s employment for Cause without first providing Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (i), (iii) and (iv), a reasonable opportunity to cure (to the extent curable) of not less than ten (10) business days following such notice.

The determination as to whether Executive is being terminated for Cause will be made in good faith by the Board and will be final and binding on Executive.  The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b)                                 Change of Control.  “Change of Control” means the occurrence of any of the following events:

(i)                           A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)                        A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)                     A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code

Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)                                  Change of Control Period.  “Change of Control Period” will mean the period beginning two (2) months prior to, and ending twelve (12) months following, a Change of Control.

(d)                                 Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(e)                                  Disability.  “Disability” will mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration.  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment.  In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(f)                                   Equity Awards.  “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(g)                                  Good Reason.  “Good Reason” will mean termination of employment within forty-five (45) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i)                           a material reduction of Executive’s responsibilities relative to Executive’s responsibilities in effect immediately prior to such reduction, provided, however, that a reduction in position or responsibilities by virtue of a Change of Control (as, for example, when the Chief Executive Officer of the Company remains as the senior executive officer of a division or subsidiary of the acquiring entity) shall not constitute Good Reason;

(ii)                        a material reduction in Executive’s base salary, other than a reduction applicable to similarly situated employees generally that does not adversely affect Executive to a greater extent than other similarly situated employees; or

(iii)                     following a Change of Control, Executive not be provided compensation in the aggregate that is substantially similar to that of similarly situated employees of the parent company of a control group of corporations that acquires the Company (and if the parent company is a holding company, the corporation within the control group that is the controlling operating company of such control group of corporations);

(iv)                    the relocation of Executive’s principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles.

In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason’ and a reasonable cure period of not less than thirty (30) days following the end of such notice.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(h)                                 Section 409A Limit.  “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7.                                      Successors.

(a)                                 The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Notice.

(a)                                 General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability.  In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing.  In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

9.                                      Resignation.  Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10.                               Arbitration.

(a)                                 Arbitration.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b)                                 Dispute Resolution.  Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c)                              Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law will take precedence.  The decision of the arbitrator will be in writing.  Any arbitration under this Agreement will be conducted in San Mateo County, California.

(d)                                 Remedy.  Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e)                                  Administrative Relief.  Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f)                                   Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11.                               Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, any rights to extended post-termination exercise period, severance and/or change of control benefits set forth in Executive’s offer letter dated April 1, 2013.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)                                  Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	VERACYTE, INC.

By:

	Title:	CEO

Date:

EXECUTIVE	By:

	Title:	CFO

Date:

[signature page of the Change of Control and Severance Agreement]

EXHIBIT A

FORM OF RELEASE OF CLAIMS

This release of claims (this “Agreement”) is made by and between Veracyte, Inc. (the “Company”), and Shelly Guyer (“Executive”).  The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

RECITALS

[WHEREAS, Executive signed a [Confidential Information and Invention Assignment Agreement] with the Company on                            (the “Confidentiality Agreement”);]

WHEREAS, Executive signed a Change of Control and Severance Agreement with the company on                            (the “Change of Control Agreement”), which, among other things, provides for certain severance benefits to be paid to Executive by the Company upon the termination of Executive’s employment following a Change of Control (as defined in the Change of Control Agreement) of the Company;

WHEREAS, Executive was employed by the Company until                           , when Executive’s employment was terminated following a Change of Control (“Termination Date”);

WHEREAS, in accordance with Section 4 of the Change of Control and Severance Agreement between the Company and Executive, Executive has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in the Change of Control Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.                                      Termination.  Executive’s employment with the Company terminated on the Termination Date.

2.                                      Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Change of Control Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

3.                                      Release of Claims.  Executive agrees that the consideration to be paid in accordance with the terms and conditions of the Severance Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a)                                 any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)                                 any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; [the California Family Rights Act]; [the California Labor

Code]; [the California Workers’ Compensation Act]; and [the California Fair Employment and Housing Act];(1)

(e)                                  any and all claims for violation of the federal, or any state, constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)                                 any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 3 (the “Release”) will be and remain in effect in all respects as a complete general release as to the matters released.  The Release does not extend to any severance obligations due Executive under the Severance Agreement.  The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).  Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3.  Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4.                                      [Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least 21 days within which to consider this Agreement;

(1)  References to California statutes will only be included in this Agreement if Executive resides in California at the time Executive’s employment relationship is terminated.  Otherwise, statutes specific to the state in which Executive resides at the time of termination will be substituted.

(c) Executive has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement will not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.](2)

5.                                      [California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

OR

Unknown Claims.  Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee.  Executive, being aware of this principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.](3)

(2)  This provision will only be included in this Agreement if Executive is age 40 or older at the time Executive’s employment relationship is terminated.

(3)  If Executive resides in California at the time Executive’s employment relationship is terminated, the first provision — “California Civil Code Section 1542” — will be included in this Agreement, otherwise the second provision — “Unknown Claims” — will be used.

6.                                      No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.  Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.

7.                                      Sufficiency of Consideration.  Executive hereby acknowledges and agrees that Executive has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

8.                                      Confidential Information.  Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement will continue in force; provided, however, that: (a) as to any provisions regarding competition contained in the Confidentiality Agreement that conflict with the provisions regarding competition contained in the Severance Agreement, the provisions of the Severance Agreement will control; (b) as to any provisions regarding solicitation of employees contained in the Confidentiality Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of this Agreement will control.

9.                                      Return of Company Property; Passwords and Password-protected Documents.  Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control.  Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.  Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

10.                               No Cooperation.  Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

11.                               Nondisparagement.  Executive agrees that Executive will not in any way, directly or indirectly, do or say anything at any time which disparages the Company, its business interests or reputation, or that of any of the other Released Parties.

12.                               No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13.                               Solicitation of Employees.  Executive agrees that for a period of 12 months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly (a) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company or (b) attempt to solicit, induce, recruit or encourage, either for Executive or for any other person or entity, any of the Company’s employees to leave their employment.

14.                               Costs.  The Parties will each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

15.                               Arbitration.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, WILL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR WILL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR WILL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW WILL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR WILL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION WILL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION WILL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY WILL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR WILL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF

LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT WILL GOVERN.(4)

16.                               Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.                               No Representations.  Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.                               Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

19.                               Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Severance Agreement, the Confidentiality Agreement, and Executive’s written equity compensation agreements with the Company.

20.                               No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

(4)  References to California will only be included in this Agreement if Executive resides in California at the time Executive’s employment relationship is terminated.

21.                               Governing Law.  This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.(5)

22.                               Effective Date.  [Executive understands that this Agreement will be null and void if not executed by Executive within 21 days.   Each Party has seven days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th)day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).](6) OR [This Agreement will be effective after it has been signed or executed by both Parties (the “Effective Date”)].(7)

23.                               Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

24.                               Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive expressly acknowledges that:

(a)                                 Executive has read this Agreement;

(b)                                 Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)                                  Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 Executive is fully aware of the legal and binding effect of this Agreement.

* * * * *

(5)  References to California will only be included in this Agreement if Executive resides in California at the time Executive’s employment relationship is terminated.

(6)  This provision will only be included in this Agreement if Executive is age 40 or older at the time Executive’s employment relationship is terminated.

(7)  This provision will only be included in this Agreement if Executive is under the age of 40 at the time Executive’s employment relationship is terminated.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	VERACYTE, INC.

By:

	Name:	Bonnie Anderson

	Title:	CEO

Dated:

EXECUTIVE	Shelly Guyer, an individual

(Signature)

Dated: